EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction

CoaLogix Inc.	Delaware

CESI-Tech Technologies, Inc.	Delaware

CESI-SCR, Inc.	Delaware

SCR-Tech, LLC	North Carolina

DSIT Solutions Ltd.	Israel